Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated March 14, 2025.

UBS AG $ Autocallable Leveraged Buffered Basket-Linked Medium-Term Notes due

The notes will not bear interest. The notes will mature on the stated maturity date (expected to be the second business day after the determination date) unless they are automatically called on the call observation date (expected to be between approximately 12 to 14 months after the trade date). The notes will be automatically called on the call observation date if the level of an unequally-weighted basket of five indices: the EURO STOXX 50® Index (38.00% weighting), TOPIX (26.00% weighting), FTSE® 100 Index (17.00% weighting), Swiss Market Index (11.00% weighting) and S&P/ASX 200 Index (8.00% weighting) (each a “basket underlier” and together, the “basket underliers”) on such call observation date is greater than or equal to the initial basket level, resulting in a payment on the call payment date (expected to be the second business day after the call observation date) for each $1,000 face amount of your notes equal to (i) $1,000 plus (ii) the product of $1,000 times the call premium amount (set on the trade date and expected to be between 9.21% and 10.81%).

The initial basket level will be set to 100 on the trade date and level of the basket on the call observation date and the determination date (the basket closing level) will equal the sum of the products, as calculated for each basket underlier, of: (i) the closing level of such basket underlier on the applicable date times (ii) the weighting multiplier for such basket underlier. The weighting multiplier will equal, for each basket underlier, a positive amount equal to the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier. The call observation date, call payment date and the call premium amount for the call payment date are specified under “Key Terms” beginning on page 2 of this pricing supplement and will be set on the trade date.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the basket as measured from the trade date to and including the determination date (expected to be approximately 24 months after the trade date). If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive. If the final basket level declines by up to 10.00% from the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 10.00% from the initial basket level, the return on your notes will be negative. Specifically, you will lose approximately 1.1111% of the face amount of your notes for every 1% negative basket return below the buffer level of 90.00% of the initial basket level. You could lose your entire investment in the notes.

If the notes are automatically called, the maximum payment you would receive for each $1,000 face amount of your notes is equal to (i) $1,000 plus (ii) the product of $1,000 times the call premium amount. If the notes are not automatically called on the call observation date, on the determination date, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate of 200.00% times (c) the basket return;

●if the basket return is zero or negative but not below -10.00% (the final basket level is equal to or less than the initial basket level but not by more than 10.00%), $1,000; or

●if the basket return is negative and is below -10.00% (the final basket level is less than the initial basket level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 111.11% times (b) the sum of the basket return plus 10.00% times (c) $1,000.

Decreases in the level of one basket component may offset increases in the levels of other basket components. The performance of the basket components with higher weightings will have a larger impact on your return on the notes. The notes do not guarantee the return of principal at maturity.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” beginning on page 10 herein. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is expected to be between $945.00 and $975.00 per $1,000 face amount. The range of the estimated initial value of the notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 14 herein.

Original issue date:	, 2025	Original issue price:	100.00% of the face amount
Underwriting discount*:	2.00% of the face amount	Net proceeds to the issuer*:	98.00% of the face amount

* For additional information, see “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated , 2025

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of the final pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this document in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes and an index supplement for various securities we may offer, including the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

●Underlier-Linked Notes product supplement dated February 7, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007892/ubs_424b2-04013.htm

●Index Supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm

●Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “notes” refer to the Autocallable Leveraged Buffered Basket-Linked Medium-Term Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS Underlier-Linked Notes product supplement, dated February 7, 2025, references to the “accompanying index supplement” mean the UBS index supplement dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” herein and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors concerning an investment in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

INVESTOR SUITABILITY

The notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that, if the notes are not automatically called, may have the full downside market risk of a hypothetical investment in the basket underliers or in the stocks comprising the basket underliers (the “underlier stocks”), subject to the buffer level.

♦You believe that the level of the basket will appreciate over the term of the notes, the basket closing level will be greater than or equal to the initial basket level on the call observation date or, if the notes are not automatically called, the final basket level will be greater than the initial basket level on the determination date.

♦You understand and accept that your return on the notes is limited by the call premium amount if the notes are automatically called.

♦You are willing to invest in the notes based on the upside participation rate and if the call premium amount were set equal to the bottom of the range indicated on the cover hereof (the actual call premium amount will be determined on the trade date).

♦You seek an investment with exposure to companies in the Eurozone, Japan, United Kingdom, Switzerland and Australia.

♦You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the basket underliers or the price of the underlier stocks.

♦You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlier stocks.

♦You are willing to invest in notes that may be subject to an automatic call and you are otherwise willing to hold the notes to maturity, a term expected to be approximately 24 months, and accept that there may be little or no secondary market for the notes.

♦You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦You require an investment designed to guarantee a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment or are not willing to make an investment that, if the notes are not automatically called, may have the full downside market risk of a hypothetical investment in the basket underliers or in the underlier stocks, subject to the buffer level.

♦You believe that the level of the basket will decline during the term of the notes, is likely to be less than the initial basket level on the call observation date and, if the notes are not automatically called, the final basket level is likely to be less than the initial basket level by more than 10.00%.

♦You are unwilling to invest in the notes based on the upside participation rate and if the call premium amount were set equal to the bottom of the range indicated on the cover hereof (the actual call premium amount will be determined on the trade date).

♦You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the basket underliers or the price of the underlier stocks.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlier stocks.

♦You are unable or unwilling to invest in notes that may be subject to an automatic call or are unable or unwilling to hold the notes to maturity, a term expected to be approximately 24 months, or you seek an investment for which there will be an active secondary market.

♦You do not seek an investment with exposure to companies in the Eurozone, Japan, United Kingdom, Switzerland and Australia.

♦You are not willing to assume the credit risk of UBS for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific to Your Notes” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes.

KEY TERMS

Issuer: UBS AG London Branch

Underlier: An unequally-weighted basket of five indices. For more information about the indices see “The Basket and the Basket Underliers” herein.

About the Basket: The following table lists the basket underliers and their corresponding Bloomberg tickers, percentage weights in the basket, weighting multipliers and initial underlier levels. The weighting multipliers and the initial underlier levels will not be determined until the trade date.

Bloomberg Ticker	Basket Underlier	Percentage Weight in the Basket	Weighting Multiplier (to be set on the trade date)	Initial Underlier Level (to be set on the trade date)
SX5E	EURO STOXX 50® Index	38.00%	•	•
TPX	TOPIX	26.00%	•	•
UKX	FTSE® 100 Index	17.00%	•	•
SMI	Swiss Market Index	11.00%	•	•
AS51	S&P/ASX 200 Index	8.00%	•	•

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

●type of notes: notes linked to an unequally-weighted basket of five indices

●averaging dates: not applicable

●cap level: not applicable

●buffer level: yes, as described below

●upside participation rate: yes, as described below

●interest: not applicable

Face amount: Each note will have a face amount of $1,000; $   in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount: The amount we will pay you on the call payment date or the stated maturity date, as the case may be, for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. If you purchase your notes at a premium to the face amount, the notes are not automatically called and the final basket level is less than the buffer level, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the face amount.

See “Additional Risk Factors Specific To Your Notes — Risks Relating to Return Characteristics — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” herein.

Supplemental discussion of U.S. federal income tax consequences: You will be obligated pursuant to the terms of the notes — in the absence of a statutory or regulatory change or an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a prepaid derivative contract in respect of the underlier, as described under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. Pursuant to this approach, based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that upon the taxable disposition of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. The U.S. Internal Revenue Service (the “IRS”) might not agree with this treatment, however, in which case, the timing and character of income or loss on your note could be materially and adversely affected.

Additionally, we will not attempt to ascertain whether any issuers of the underlier stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. U.S. Department of the Treasury (the “Treasury”) regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the notes are not “delta-one” with respect to any basket underliers or U.S. underlier stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the basket underliers or underlier stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the basket underliers, underlier stocks or the notes. If you enter, or have entered, into other transactions in respect of the basket underliers, underlier stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under the Foreign Account Tax Compliance Act (“FATCA”) generally apply to certain “withholdable payments” and will generally not apply to gross proceeds on a sale or disposition and will generally apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. We will not pay additional amounts with respect to such withholding taxes discussed above. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Subject to the paragraph above, you should read the discussion under “Material U.S. Federal Income Tax Consequences — Foreign Account Tax Compliance Act” in the accompanying product supplement and consult your tax advisor concerning the potential application of FATCA.

For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”.

Automatic call feature: if a redemption event occurs on the call observation date, then the notes will be automatically redeemed in whole and we will pay an amount in cash on the call payment date, for each $1,000 face amount of the notes, equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount. Following an automatic call, no further payments will be made on the notes.

Redemption event: a redemption event will occur if the basket closing level on the call observation date is greater than or equal to the initial basket level.

Cash settlement amount (on the stated maturity date): If the notes are not automatically called, for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●if the final basket level is greater than the initial basket level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return;

●if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

●if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount.

Initial basket level: to be set equal to 100 on the trade date

Basket closing level: for any given trading day, the sum of the products, as calculated for each basket underlier, of the closing level for each basket underlier on such trading day multiplied by the weighting multiplier for each such basket underlier

Initial underlier level: for each of the basket underliers, the closing level of such basket underlier on the trade date, as determined by the calculation agent

Final underlier level: for each of the basket underliers, the closing level of such basket underlier on the determination date, as determined by the calculation agent, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement

Final basket level: the basket closing level on the determination date

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Weighting percentage: for each basket underlier, the applicable percentage weight of such basket underlier within the basket of underliers as set forth under “About the Basket” herein; the sum of the weighting percentages of all basket underliers will equal 100%

Weighting multiplier: for each basket underlier, a positive amount equal to the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier; the weighting multipliers will remain constant for the term of the notes

Upside participation rate: 200.00%

Buffer level: 90.00% of the initial basket level

Buffer amount: 10.00%

Buffer rate: the quotient of the initial basket level divided by the buffer level, expressed as a percentage, which equals approximately 111.11%

Call observation date (to be set on the trade date): expected to be between approximately 12 to 14 months after the trade date, subject to adjustment as described under “General Terms of the Notes — Determination Date” and “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying product supplement, provided that with respect to adjustments occurring on the call observation date, references therein to “stated maturity date” and “determination date” shall instead refer to “call payment date” and “call observation date” respectively.

Call payment date (to be set on the trade date): expected to be the second business day after the call observation date, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided that with respect to adjustments occurring on the call payment date, references therein to “stated maturity date” and “determination date” shall instead refer to “call payment date” and “call observation date” respectively; provided, however, that if the call observation date is postponed as provided under “Call observation date” above, the call payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled call observation date to and including the actual call observation date.

Call premium amount (to be set on the trade date): expected to be between 9.21% and 10.81%. Therefore, the maximum payment you could receive on the call payment date will be between $1,092.10 and $1,108.10 if a redemption event occurs.

Trade date: [ ], 2025

Original issue date (settlement date) (to be set on the trade date): expected to be the fifth business day following the trade date

Determination date (to be set on the trade date): a specified date that is expected to be approximately 24 months after the trade date, subject to adjustment as described under “General Terms of the Notes — Determination Date” in the accompanying product supplement.

Stated maturity date (to be set on the trade date): a specified date that is expected to be the second business day after the determination date, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided, however, that if the determination date is postponed as provided under “Determination date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Additional Market Disruption Event: Notwithstanding any provision to the contrary in the accompanying product supplement, if the EURO STOXX 50® Index is calculated and published by its sponsor (the “underlier sponsor”), a market disruption event may occur if (a) underlier stocks constituting 20% or more, by weight, of such basket underlier, or (b) any option or futures contracts, if available, relating to (i) such basket underlier or (ii) underlier stocks constituting 20% or more, by weight, of such basket underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent, including when one or more applicable markets are closed for trading under ordinary circumstances.

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Closing level: as described under “General Terms of the Notes — Closing Level” in the accompanying product supplement

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: When we refer to a trading day with respect to a basket underlier, we mean (i) for TOPIX, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index, a day as described under “General Terms of the Notes — Trading Day” in the accompanying product supplement and (ii) for the EURO STOXX 50® Index, a day on which such basket underlier is calculated and published by its underlier sponsor.

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

Supplemental plan of distribution (conflicts of interest); secondary markets (if any): UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate face amount of the notes specified on the front cover of the final pricing supplement. UBS Securities LLC proposes initially to offer the notes to certain unaffiliated securities dealers at the original issue price set forth on the cover page of this document, less a concession of 2.00% of the face amount. We or one of our affiliates will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering.

We expect to deliver the notes against payment therefor in New York, New York on , 2025, which is expected to be the fifth business day following the date of the final pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T + 1), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors: The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors: The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Calculation agent: UBS Securities LLC

CUSIP no.: 90308VKE0

ISIN no.: US90308VKE01

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels and final basket levels on the call observation date and on the determination date, respectively, could have on the amount payable upon an automatic call or the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of basket closing levels that are entirely hypothetical; no one can predict what the basket closing level will be on any day throughout the term of your notes, and no one can predict what the basket closing level will be on the call observation date or the final basket level will be on the determination date. The levels of the basket underliers have been volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performance (and therefore the performance of the basket) cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the call payment date upon an automatic call or the stated maturity date, as the case may be. If you sell your notes in a secondary market prior to an automatic call or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket underliers and the underlier stocks and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to our pricing models) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations — The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value” herein. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Initial basket level	100
Upside participation rate	200.00%
Call premium amount	9.21% for the call observation date (the bottom of the range set forth herein)
Buffer level	90.00% of the initial basket level
Buffer rate	Approximately 111.11%
Buffer amount	10.00%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled call observation date or the determination date.
No change in or affecting any of the underlier stocks or the method by which any of the underlier sponsors calculate the respective basket underliers.
Notes are purchased on original issue date at the face amount and held to the stated maturity date or until automatically called on the call payment date.

Moreover, we have not yet set the initial underlier level or the weighting multiplier for each basket underlier that will serve as the baseline for determining the basket return or the call premium amount, each of which will affect the amount that we will pay on your notes, if any, upon an automatic call or at maturity. We will not do so until the trade date. As a result, the actual initial underlier levels for the basket underliers may differ substantially from their respective historical underlier levels.

For these reasons, the actual performance of the basket underliers over the term of your notes, as well as the amount payable upon an automatic call or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the hypothetical historical basket closing levels and historical levels of the basket underliers shown under, “The Basket and Basket Underliers — Hypothetical Historical Basket Level” and “— Historical Closing Levels of the Basket Underlier” herein. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this document and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the underlier stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the underlier stocks.

Hypothetical Payment on the Call Payment Date

The examples below show the hypothetical payment that we would pay on the call payment date with respect to each $1,000.00 face amount of the notes if the basket closing level is greater than or equal to the initial basket level on the call observation date.

If your notes are automatically called on the call observation date (i.e., on the call observation date the basket closing level is greater than or equal to the initial basket level), the amount that we would pay for each $1,000.00 face amount of your notes on the call payment date would be the sum of $1,000.00 plus the product of the call premium amount times $1,000.00. If, for example, the basket closing level on the call observation date were determined to be 115.000% of the initial basket level, your notes would be automatically called and the amount that we would pay on your notes on the call payment date would be 109.210% of the face amount of your notes or $1,092.10 for each $1,000.00 face amount of your notes.

Hypothetical Cash Settlement Amount

If the notes are not automatically called on the call observation date (i.e., on the call observation date the basket closing level is less than the initial basket level), the cash settlement amount we would pay for each $1,000.00 face amount of your notes will depend on the performance of the basket on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on the call observation date and reflects hypothetical cash settlement amount that you could receive at maturity. The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would pay for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	200.000%
140.000%	180.000%
130.000%	160.000%
120.000%	140.000%
110.000%	120.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	88.889%
70.000%	77.778%
60.000%	66.667%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the notes have not been automatically called on the call observation date and the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would pay on your notes at maturity would be approximately 27.778% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The amounts payable on the notes upon an automatic call or the cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket that may not be achieved on the call observation date or on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments upon an automatic call or the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments upon an automatic call or the hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes — Risks Relating to Characteristics of the Basket Underliers — Market Risk” and “— Risks Relating to Return Characteristics — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” herein.

The following examples illustrate the hypothetical cash settlement amount on each $1,000 face amount note assuming the notes have not been automatically called and based on hypothetical initial underlier levels of the basket underliers and hypothetical final underlier levels of the basket underliers calculated based on the key terms and assumptions above. The levels in Column A represent the hypothetical initial underlier levels for each basket underlier, and the levels in Column B represent hypothetical final underlier levels for each basket underlier. The percentages in Column C represent the appreciation or depreciation of the hypothetical final underlier levels as compared to the respective hypothetical initial underlier levels. The amounts in Column D represent the hypothetical weighting multiplier for each basket underlier, and the amounts in Column E represent the products of Column B times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

The hypothetical initial underlier level for each basket underlier of 100.00 has been chosen for illustrative purposes only and does not represent a likely initial underlier level for that basket underlier. Because each hypothetical initial underlier level has been set to 100.00, these examples do not accurately reflect the differences in the levels of the basket underliers. For historical data regarding the actual historical levels of the basket underliers, please see the historical information set forth herein under “The Basket and the Basket Underliers”.

Example 1: The final basket level is greater than the initial basket level. The cash settlement amount exceeds the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
EURO STOXX 50® Index	100.00	105.00	5.00%	0.38000000	39.90
TOPIX	100.00	105.00	5.00%	0.26000000	27.30
FTSE® 100 Index	100.00	105.00	5.00%	0.17000000	17.85
Swiss Market Index	100.00	105.00	5.00%	0.11000000	11.55
S&P/ASX 200 Index	100.00	105.00	5.00%	0.08000000	8.40
				Final Basket Level:	105.00
				Basket Return:	5.00%

In this example, all of the hypothetical final underlier levels for the basket underliers are greater than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level of 105.00 exceeds the initial basket level, the hypothetical cash settlement amount will equal:

Cash settlement amount = $1,000 + ($1,000 × 200.00% × 5.00%) = $1,100.00

Example 2: The final basket level is less than the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
EURO STOXX 50® Index	100.00	95.00	-5.00%	0.38000000	36.10
TOPIX	100.00	95.00	-5.00%	0.26000000	24.70
FTSE® 100 Index	100.00	95.00	-5.00%	0.17000000	16.15
Swiss Market Index	100.00	95.00	-5.00%	0.11000000	10.45
S&P/ASX 200 Index	100.00	95.00	-5.00%	0.08000000	7.60
				Final Basket Level:	95.00
				Basket Return:	-5.00%

In this example, all of the hypothetical final underlier levels for the basket underliers are less than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level of 95.00 is greater than the buffer level of 90.00% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 3: The final basket level is less than the initial basket level and less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
EURO STOXX 50® Index	100.00	50.00	-50.00%	0.38000000	19.00
TOPIX	100.00	70.00	-30.00%	0.26000000	18.20
FTSE® 100 Index	100.00	100.00	0.00%	0.17000000	17.00
Swiss Market Index	100.00	115.00	15.00%	0.11000000	12.65
S&P/ASX 200 Index	100.00	135.00	35.00%	0.08000000	10.80
				Final Basket Level:	77.65
				Basket Return:	-22.35%

In this example, the hypothetical final underlier levels of the EURO STOXX 50® Index and TOPIX are less than their hypothetical initial underlier levels, while the hypothetical final underlier level of the FTSE® 100 Index is equal to its hypothetical initial underlier level and the hypothetical final underlier levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable hypothetical initial underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the declines in the EURO STOXX 50® Index and TOPIX result in the hypothetical final basket level being less than the initial basket level, even though the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Because the hypothetical final basket level of 77.65 is less than the initial basket level and less than the buffer level, the hypothetical cash settlement amount will equal:

Cash settlement amount = $1,000 + [$1,000 × Approximately 111.11% × (-22.35% + 10.00%)] = $862.78

Example 4: The final basket level is less than the initial basket level and less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
EURO STOXX 50® Index	100.00	50.00	-50.00%	0.38000000	19.00
TOPIX	100.00	55.00	-45.00%	0.26000000	14.30
FTSE® 100 Index	100.00	60.00	-40.00%	0.17000000	10.20
Swiss Market Index	100.00	65.00	-35.00%	0.11000000	7.15
S&P/ASX 200 Index	100.00	55.00	-45.00%	0.08000000	4.40
				Final Basket Level:	55.05
				Basket Return:	-44.95%

In this example, the hypothetical final underlier levels for all of the basket underliers are less than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level of 55.05 is less than the initial basket level and less than the buffer level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + [$1,000 × Approximately 111.11% × (-44.95% + 10.00%)] = $611.67

We cannot predict the actual basket closing level on the call observation date or final basket level on the determination date, the level of any particular basket underlier or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, on the call payment date or at maturity and the rate of return on the offered notes will depend on the initial underlier level, the weighting multiplier for each basket underlier and call premium amount, which we will set on the trade date and the actual basket closing level on the call observation date and final basket level determined by the calculation agent as described above and the price you pay for your notes. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the call payment date or on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated February 6, 2025, and “Risk Factors” in the accompanying product supplement, dated February 7, 2025. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated February 6, 2025, as supplemented by the accompanying index supplement, dated February 6, 2025 and the accompanying product supplement, dated February 7, 2025, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to Return Characteristics

You May Lose Your Entire Investment In The Notes

You can lose your entire investment in the notes. If the notes are not automatically called, the cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level set on the trade date to the final basket level on the determination date. If the notes are not automatically called and the final basket level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (a) the buffer rate times (b) the sum of the basket return plus the buffer amount times (c) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes. Specifically, you will lose approximately 1.1111% of the face amount of each of your notes for every 1% negative basket return below the buffer level.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Amount You Will Receive on The Call Payment Date Will Be Capped

Regardless of the basket closing level on the call observation date, the amount in cash you may receive on the call payment date is capped. Even if the basket closing level on the call observation date exceeds the applicable initial basket level, causing the notes to be automatically called, the amount in cash payable on the call payment date will be capped, and you will not benefit from any increases in the basket closing level above the initial basket level on the call observation date. If your notes are automatically called on the call observation date, the maximum return you will receive for each $1,000 face amount of your notes will be equal to the call premium amount.

The Ability To Receive the Call Premium Amount Or The Cash Settlement Amount Applies Only On The Call Payment Date Or The Stated Maturity Date

You should be willing to hold your notes to an automatic call or the stated maturity date. If you are able to sell your notes prior to an automatic call or the stated maturity date in the secondary market, the price you receive will likely not reflect the full economic value of the call premium amount or cash settlement amount and any return on the notes may be less than such call premium amount or cash settlement amount, even if the amount you receive is greater than the face amount. You can receive the full benefit of the call premium amount or the upside participation rate only if you hold your notes to an automatic call or the stated maturity date, as applicable, and the basket closing level on the call observation date is equal to or greater than the initial basket level or the final basket level on the determination date is greater than the initial basket level.

Additionally, if you are able to sell your notes prior to an automatic call or the stated maturity date in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the basket at such time is equal to or greater than the applicable call level or the initial basket level, as the case may be.

Your Notes Are Subject To Early Redemption

We will automatically redeem all, but not part, of your notes on the call payment date if the basket closing level on the call observation date is greater than or equal to the initial basket level. Therefore, the term for your notes may be reduced to as short as approximately 12 to 14 months after the trade date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable upon an automatic call or the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other than the Call Observation Date or the Determination Date

The amount you will receive on the call payment date, if any, will be paid only if the basket closing level on the call observation date is greater than or equal to the initial basket level (and therefore, the closing levels of the basket underliers on such date). Therefore, the basket closing level on dates other than the call observation date will have no effect on any amount paid in respect of your notes on the call payment date. In addition, if the notes are not automatically called, the final basket level will be based on the basket closing level on the determination date (and therefore will be based on the closing levels of the basket underliers on the determination date), except in the limited circumstances described under “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement. Therefore, if the closing level of one or more of the basket underliers dropped precipitously to a level that is less than the buffer level on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the call payment date, stated maturity date or at other times during the term of your notes may be higher than the final underlier levels, you will not benefit from the closing levels of the basket underliers at any time other than on the call observation date or the determination date, as the case may be.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Neither the payment upon an automatic call nor the cash settlement amount will be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the call payment date upon an automatic call or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the call payment date upon an automatic call or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

In addition, the impact of the buffer level on the return on your investment, and the extent to which the buffer level will diminish your exposure to any negative basket return will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection against exposure to any negative basket return, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Risks Relating to Characteristics of the Basket Underliers

Market Risk

The return on the notes is directly linked to the performance of the basket and indirectly linked to the value of the basket underliers (and the underlier stocks), and the extent to which the basket return is positive or negative. The level of the basket can rise or fall sharply due to factors specific to the basket underliers (and the underlier stocks), as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your initial investment.

A Decrease in the Level of One Basket Underlier May Offset Increases in the Other Basket Underliers on the Determination Date

Whether the notes are automatically called and the cash settlement amount is based on the returns of the basket underliers; thus, declines in the level of one basket underlier may offset changes in the levels of the other basket underliers that are positive. As a result, the basket closing level could be less than the initial basket level on a call observation date and the basket return could be negative on the determination date, as applicable, even if relatively few of the basket underliers experience a decrease in their closing levels. As a result, you could lose a portion of your investment in the notes and may lose your entire investment depending on the performance of the basket. In addition, because the basket underliers are not equally weighted, increases in lower weighted basket underliers may be offset by even small decreases in more heavily weighted basket underliers.

The Basket Underliers Reflects Price Return, Not Total Return

The return on your notes is based on the performance of the basket, which reflects the changes in the market levels of the basket underliers, and the prices of their underlier stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlier stocks. The return on your notes will not include such a total return feature or dividend component.

The Notes Are Subject to Non-U.S. Securities Market Risk

Each of the basket underliers is subject to risks associated with non-U.S. securities markets, specifically the regions of the Eurozone, Japan, United Kingdom, Switzerland and Australia. An investment in notes linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks.

Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges.

Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Basket Return For the Notes Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar, Which Might Affect a Basket Underlier Whose Underlier Stocks Are Traded in Currencies Other Than the U.S. Dollar

Although the underlier stocks for the basket underliers are traded in currencies other than the U.S. dollar, the notes are denominated in U.S. dollars, and the calculation of the amount payable on the notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such underlier stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the levels of the basket underliers (and therefore the basket closing level) or basket return, as applicable, and therefore, the amount payable on your notes.

Changes That Affect Any Basket Underlier, Including Regulatory Changes, Could Have An Adverse Effect On the Value of The Notes and the Amount You Will Receive Upon an Automatic Call or at Maturity of Your Notes

The policies of an underlier sponsor, each as defined under “The Basket and the Basket Underliers” below, concerning a basket underlier, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting the underlier stocks or the issuers of any underlier stocks (such as stock dividends, reorganizations or mergers) are reflected in any basket underlier, could affect the level of that basket underlier, and, therefore, could affect the amount payable on your notes upon an automatic call or at maturity, if any, and the market value of your notes prior to maturity. The amount payable on the notes and their market value could also be affected if an underlier sponsor changes these policies, for example by changing the manner in which it calculates a basket underlier, or if an underlier sponsor discontinues or suspends calculation or publication of a basket underlier, in which case it may become difficult to determine the market value of the notes.

Further, indices like the basket underliers have been, and continue to be, the subject of regulatory guidance and proposal for reform. including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Notes — Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation”), such as the failure of a benchmark (a basket underlier) or the administrator (an underlier sponsor) or user of a benchmark (such as UBS) to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use.

If events such as these occur, or if the closing level or final underlier level of a basket underlier, as the case may be, is not available because of a market disruption event, non-trading day or for any other reason, and no successor basket underlier is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the closing level or final underlier level for such basket underlier, as the case may be — and thus the basket closing level or the final basket level and any amount payable upon an automatic call or at maturity —in a manner it considers appropriate as described further in the accompanying product supplement under “— Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation”.

UBS Cannot Control Actions By the Underlier Sponsors or, Except to the Extent Our Common Stock is Included in a Basket Underlier, Any Issuer of an Underlier Stock and None of the Underlier Sponsors or Any Other Issuer of an Underlier Stock Have Any Obligation To Consider Your Interests

UBS and its affiliates are not affiliated with any underlier sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket underliers. In addition, except to the extent our common stock is included in the Swiss Market Index, UBS and its affiliates are not affiliated with any issuer of an underlier stock and have no ability to control or predict their actions or their public disclosure of information, whether contained in SEC filings or otherwise. None of the underlier sponsors or any other issuer of an underlier stock are involved in the notes offering in any way and none have any obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of, and any amount payable upon an automatic call or at maturity on, your notes.

Estimated Value Considerations

The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value

The issue price you pay for the notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the notes incorporate certain variables, including the level of the basket and basket underliers, the volatility of the basket and basket underliers, the correlation among the basket underliers, any expected dividends on the underlier stocks, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date will be less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Basket Underliers — Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only upon an automatic call or at maturity of the notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to an automatic call or maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any) May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Summary Information — Key Terms — “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the level of the basket and basket underliers; the volatility of the basket and basket underliers; the correlation among the basket underliers; the dividend rate paid on the underlier stocks; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the original issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

●the volatility – i.e., the frequency and magnitude of changes – in the level of the basket and the basket underliers;

●the dividend rates of the underlier stocks;

●economic, financial, legislative, regulatory and political, military or other events that may affect the prices of any of the underlier stocks and thus the level of the basket;

●other interest rate and yield rates in the market;

●fluctuations in the exchange rate between currencies in which the relevant ordinary shares are quoted and traded and the U.S. dollar; and

●our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket based on its hypothetical historical performance. The actual change in the value in the basket over the term of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the hypothetical historical basket closing levels or to the hypothetical examples shown elsewhere herein.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. This is because the amount payable upon an automatic call will be based on the basket closing level on the call observation date and the cash settlement amount at maturity will be based on the final basket level. If the notes are not subject to an automatic call, the basket return is negative and the final basket level is less than the buffer level, you could lose all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “— Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

Risks Relating to Hedging Activities and Conflicts of Interest

Potential Conflict of Interest

UBS and its affiliates may engage in business related to the basket underliers or underlier stocks, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the basket return and the cash settlement amount, if any, based on the final underlier levels and final basket level. The calculation agent can postpone the determination of any final underlier level (and therefore the final basket level) if a market disruption event occurs and is continuing with respect to the applicable basket underlier on the determination date. The calculation agent also has discretion in making certain adjustments relating to a modification of the basket. As UBS determines the economic terms of the notes, including the upside participation rate, the call premium amount and the buffer level, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlier to which the notes are linked.

Risks Relating to General Credit Characteristics

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

The Notes Are Not Bank Deposits

An investment in the notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS Experiences Financial Difficulties, FINMA Has the Power to Open Restructuring or Liquidation Proceedings in Respect of, and/or Impose Protective Measures in Relation to, UBS, Which Proceedings or Measures May Have a Material Adverse Effect on the Terms and Market Value of the Notes and/or the Ability of UBS to Make Payments Thereunder

The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the notes. Prior to any debt-to-equity swap or write-off with respect to any notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier

1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the notes, the price or value of their investment in the notes and/or the ability of UBS to satisfy its obligations under the notes and could lead to holders losing some or all of their investment in the notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

Uncertain Tax Treatment

Significant aspects of the tax treatment of the notes are uncertain. There are no statutory provisions, regulations, published rulings, judicial decisions or administrative determinations addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as pre-paid derivative contracts that are not debt. Accordingly, it is possible that your notes could alternatively be treated for tax purposes, and that the timing and character of the income or loss on your notes could be materially and adversely affected.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above under “Supplemental discussion of U.S. federal income tax consequences” and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

General Risk Factors

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

The Basket and the Basket Underliers

The basket consists of five basket underliers with the following weights: the EURO STOXX 50® Index (38.00% weighting), TOPIX (26.00% weighting), FTSE® 100 Index (17.00% weighting), Swiss Market Index (11.00% weighting) and S&P/ASX 200 Index (8.00% weighting).

HYPOTHETICAL HISTORICAL BASKET LEVELS

Because the basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the basket closing levels as of the date of this document. Therefore, the hypothetical basket closing levels of the basket below are calculated based on publicly available information for each basket underlier as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing levels have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of your notes.

The graph below illustrates the hypothetical performance of the basket from January 1, 2020 through March 12, 2025, based on the daily closing levels of the basket underliers. Past hypothetical performance of the basket is not indicative of the future performance of the basket.

Basket Closing Level

EURO STOXX 50® Index

We have derived all information contained herein regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the notes.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — EURO STOXX 50® Index”, the EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 8 Eurozone countries: Belgium, Finland, France, Germany, Ireland, Italy, the Netherlands and Spain. Additional information regarding the EURO STOXX 50® Index, including the top constituents, sectors and country weightings, may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Closing Levels of the Basket Underlier

The closing level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the basket underlier shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the performance of the basket underlier from January 1, 2015 through March 12, 2025, based on information reported by Bloomberg, without independent verification. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

TOPIX

We have derived all information contained herein regarding TOPIX, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by JPX Market Innovation & Research (“JPXI”).

JPXI has no obligation to continue to publish TOPIX, and may discontinue publication of TOPIX at any time. TOPIX is determined, comprised and calculated by JPXI without regard to the notes.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — TOPIX®”, TOPIX, also known as the Tokyo Stock Price Index, is a capitalization weighted index of domestic common stocks listed on the Tokyo Stock Exchange (“TSE”) covering an extensive portion of the Japanese stock market. Additional information regarding TOPIX, including the top constituents, sectors and sector weightings, may be obtained from the JPXI website: jpx.co.jp/english/markets/indices/topix. We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to TOPIX.

Historical Closing Levels of the Basket Underlier

The closing level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the basket underlier shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the performance of the basket underlier from January 1, 2015 through March 12, 2025, based on information reported by Bloomberg, without independent verification. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

FTSE® 100 Index

We have derived all information contained herein regarding the FTSE® 100 Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by FTSE Russell.

FTSE Russell has no obligation to continue to publish the FTSE® 100 Index, and may discontinue publication of the FTSE® 100 Index at any time. The FTSE® 100 Index is determined, comprised and calculated by FTSE Russell without regard to the notes.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — FTSE® 100 Index”, the FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. Additional information regarding the FTSE® 100 Index, including the top constituents, sectors and sector weightings, may be obtained from the FTSE Russell website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the FTSE® 100 Index.

Historical Closing Levels of the Basket Underlier

The closing level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the basket underlier shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the performance of the basket underlier from January 1, 2015 through March 12, 2025, based on information reported by Bloomberg, without independent verification. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Swiss Market Index

We have derived all information contained herein regarding the Swiss Market Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the SIX Group Ltd. (“SIX Group”).

SIX Group has no obligation to continue to publish the Swiss Market Index, and may discontinue publication of the Swiss Market Index at any time. The Swiss Market Index is determined, comprised and calculated by SIX Group without regard to the notes.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — The Swiss Market Index”, the Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The Swiss Market Index represents more than 75% of the free-float-market capitalization of the entire Swiss market. Additional information regarding the Swiss Market Index, including the top constituents, sectors and sector weightings, may be obtained from the SIX Group website: six-swiss-exchange.com/indices/overview_en.html. We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Swiss Market Index.

Historical Closing Levels of the Basket Underlier

The closing level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the basket underlier shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the performance of the basket underlier from January 1, 2015 through March 12, 2025, based on information reported by Bloomberg, without independent verification. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

S&P/ASX 200 Index

We have derived all information contained herein regarding the S&P/ASX 200 Index including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (“S&P”).

S&P has no obligation to continue to publish the S&P/ASX 200 Index, and may discontinue publication of the S&P/ASX 200 Index at any time. The S&P/ASX 200 Index is determined, comprised and calculated by S&P without regard to the notes.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — The S&P/ASX 200 Index”, the S&P/ASX 200 Index includes 200 of the largest and most liquid stocks on the Australian equity market by float-adjusted market capitalization. The S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 component stocks may be selected. Additional information regarding the S&P/ASX 200 Index, including the top constituents, sectors and country weightings, may be obtained from the S&P website: spglobal.com/spdji/en//indices/equity/sp-asx-200 and spglobal.com. We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P/ASX 200 Index.

Historical Closing Levels of the Basket Underlier

The closing level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the basket underlier shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the performance of the basket underlier from January 1, 2015 through March 12, 2025, based on information reported by Bloomberg, without independent verification. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document or any document incorporated herein by reference. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document and any document incorporated herein by reference is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document and any document incorporated herein by reference is current only as of their respective dates.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Product Supplement dated February 7, 2025

Product Supplement Summary	PS-1
Hypothetical Returns on the Underlier-Linked Notes	PS-17
Risk Factors	PS-32
General Terms of the Notes	PS-45
Use of Proceeds and Hedging	PS-62
Material U.S. Federal Income Tax Consequences	PS-63
ERISA Considerations	PS-70
Supplemental Plan of Distribution (Conflicts of Interest)	PS-71

Index Supplement dated February 6, 2025

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Equal Weight Index	IS-21
S&P 500® Index	IS-23
S&P Select Sector Indices	IS-31
Non-U.S. Indices	IS-34
EURO STOXX 50® Index	IS-34
EURO STOXX 50® Banks Index	IS-40
FTSE® 100 Index	IS-46
MSCI Indexes	IS-52
MSCI-EAFE® Index	IS-52
MSCI® Emerging Markets IndexSM	IS-52
MSCI® Europe Index	IS-52
Nikkei 225 Index	IS-58
S&P/ASX 200 Index	IS-62
Swiss Market Index	IS-70
TOPIX®	IS-74

Prospectus dated February 6, 2025

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$

UBS AG

Autocallable Leveraged Buffered S&P 500® Index-Linked Medium-Term Notes due

UBS Securities LLC